AMENDED AND RESTATED COMMERCIAL ALLIANCE AGREEMENT

THIS AMENDED AND RESTATED COMMERCIAL ALLIANCE AGREEMENT ("Agreement") is between SHF HOLDINGS, INC. D/B/A SAFE HARBOR, a Delaware corporation, with its principal place of business at 1526 Cole Blvd., Suite 250, Golden, Colorado 80401 ("SHF"), and PARTNER COLORADO CREDIT UNION, a Colorado not for profit corporation (hereinafter referred to as "Credit Union"), and is effective as of December 30, 2024 (the "Effective Date"). Credit Union and SHF are sometimes individually referred to herein as a "Party" and collectively as the "Parties."

RECITALS

A. The Parties signed the Commercial Alliance Agreement on March 29, 2023 ("Original Agreement").

B. Pursuant to the Original Agreement, SHF provides a suite of services to the Credit Union and other financial institutions desiring to provide banking and loan services to business entities characterized as Cannabis Related Businesses (each a "CRB"). For purposes hereof, CRBs collectively include: (a) marijuana related business, hemp related businesses, and cannabidiol related businesses; (b) service providers to CRBs; and (c) third-party ACH payment processors and other organizations providing services to CRBs.

C. Credit Union and SHF wish to amend and restate the Original Agreement pursuant to the terms described herein to facilitate the continued provision of various lending and account services, as outlined below, to the Credit Union related to its CRB customers.

AGREEMENT

1. **Loan Services**:

A. The Credit Union agrees to consider potential CRB borrowers referred to it by SHF or that otherwise approach the Credit Union for extensions of credit (individually, a "Loan," and collectively, the "Loans") that are consistent with the Credit Union's Marijuana Related Business (MRB) Lending Policy as the same is approved and consistently utilized by Credit Union from time to time (the "Loan Policy"), a current copy of which is attached to this Agreement as Exhibit A-1. Each such Loan:

i. Must be determined by the Credit Union to be compliant with the Loan Policy. The Credit Union agrees that it shall provide SHF with at least thirty (30) days' prior written notice of any revisions or updates to the Loan Policy approved by Credit Union. With respect to any proposed changes, the Loan Committee shall cooperate with SHF in incorporating the same into any Loan review so as not to delay the effectuation of any Loan.

ii. Shall only be effectuated with respect to Credit Union members with CRB Accounts (defined below), with the understanding that borrowers receiving Loans may be required to maintain a depository relationship with Credit Union for the term of the Loan.

iii. Is contingent on the Credit Union's confirmation that the ratio of total outstanding principal plus unused lines of credit attributable to the Loans to total CRB Account deposits (calculated based on the trailing 30-day average daily balance as measured by Credit Union's General Ledger Total Share Deposits) not exceeding sixty percent (60%) (the "LTS Maximum").

iv. Shall be subject to an origination process that complies with all applicable law, including, but not limited to, 12 CFR 701.21.

B. SHF, or its designated third party, shall obtain from potential borrowers a Loan application, financial statements, and other information required pursuant to the Loan Policy (a "Loan Package"). The Loan application will not be deemed complete in the absence of: (i) a non-binding statement of the proposed terms of the Loan acknowledged by the applicant borrower(s); and (ii) if the applicant borrower(s) are not current members of the Credit Union, a completed application for Credit Union membership. After SHF or their designated third party underwrites a proposed Loan in compliance with the Loan Policy, the Loan Package, underwriting package, and recommendation shall be submitted in electronic or other form as reasonably approved by the Credit Union.

C. The Credit Union agrees to maintain a committee of individuals it deems qualified to review complete Loan Packages submitted hereunder ("Loan Committee"). Unless Credit Union Board of Directors approval is required as to an exception to the Loan Policy or as indicated in Exhibit A-2, items 2(h), the Loan Committee will use commercially reasonable efforts to render an approval or denial of any Loan within ten (10) days of receiving the Loan Package, along with the applicable underwriting package, recommendation, and responses to any questions from the Loan Committee. In connection with any denials, the Loan Committee may consider any additional relevant information timely provided on behalf of such potential borrower.

D. From and after the Effective Date, and except for those Loans identified as Legacy Loans below, each Loan, including any amendments thereto: (i) will be effectuated and documented using only loan documents approved in writing by the Credit Union ("Loan Documents"); (ii) subject to the Loan Documents, will be serviced in accordance with applicable industry standards, processes, procedures, and controls related to servicing commercial loans; (iii) will be subject to an allocation of yield amongst the Parties listed in Exhibit A-3; and (iv) will allocate all Default-Related Losses to Credit Union. For purposes hereof,

i. "Defaulted Loan" means a Loan as to which a default under the terms of the related Loan Documents shall have occurred.

ii. "Default-Related Losses" means (1) the aggregate outstanding principal balance of the Defaulted Loan plus accrued but unpaid interest, penalties and fees as provided in the applicable Loan Documents; plus (2) reasonable expenses relating to collection efforts for the Defaulted Loan, including but not limited to reasonable: (i) attorney's fees and expenses; (ii) costs of collecting on the loan; (iii) costs of effectuating or foreclosing on any security interest or lien; and (iv) costs for the maintenance and disposition of the collateral; less (3) any amounts received from any action to collect the amounts due on the Defaulted Loan (including those amounts accruing from actions against guarantors) and the sale or transfer of any collateral provided for the Defaulted Loan.

iii. For each Defaulted Loan, SHF shall provide to the Credit Union a workout plan within ten (10) business days after the date of notice of default. Implementation of any workout

plan shall be subject to: (a) Credit Union's consent not to be unreasonably withheld; and (b) all Federal, State and Local collection laws and regulations. The Credit Union and SHF agree to cooperate with respect to any litigation in connection with a Defaulted Loan.

E.

i. For any Loan funded by the Credit Union on or before the Effective Date that has an allocation of yield listed in Exhibit A-4 amongst the Parties ("Legacy Loan"), the following terms shall have the meanings set forth below:

a. "SHF-Indemnified Loan" means a Legacy Loan for which SHF maintains the client service relationship and provides Loan Services in accordance with the terms set forth in Exhibit A-2.

b. "Credit Union Risk Allocation" means, as to all Legacy Loans: (1) from the Effective Date to 11:59 p.m., Denver time, on December 31, 2024 ("Indemnity Cut-Off"), seventy-five percent (75%) of all applicable Default-Related Losses; and (2) from and after the Indemnity Cut-Off, one hundred percent (100%) of all applicable Default-Related Losses.

ii. For Defaulted Loans, where the initial and continuing event of default occurs during a period beginning with the Effective Date and ending with the Indemnity Cut-Off, SHF agrees to reimburse the Credit Union for Default-Related Losses related to SHF-Indemnified Loans, up to a maximum of twenty-five percent (25%) of all applicable Default-Related Losses, payable upon final calculation of all applicable Default-Related Losses attributable to the SHF-Indemnified Loan. For the avoidance of doubt, SHF has no reimbursement obligation hereunder as to Default-Related Losses arising from a Defaulted Loan where the initial and continuing event of default occurs on or after the Indemnity Cut-Off .

iii. For each loan that is an SHF-Indemnified Loan, from the Effective Date to December 31, 2024, SHF agrees to maintain balance sheet capital, in the form of total parent-entity net investment and stockholders' equity as reported in the SHF's filings with the SEC ("Stockholder's Equity") plus reserves for loan losses, in an amount equal to or greater than the required reserves calculated in accordance with Accounting Standards Update 2016-13, *Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments*, commonly referred to as the "Current Estimate Expected for Credit Union Losses or (the "CECL") methodology, (A) including any amendments to such standard as may from time to time be promulgated by the Financial Accounting Standards Board; and (B) with such deductions as SHF deems appropriate to account for the Credit Union Risk Allocation. Credit Union shall have the right to confirm SHF's compliance with the foregoing sentence. SHF agrees to reasonably address concerns regarding the amount of SHF's balance sheet capital raised by State and/or Federal regulators in their examinations of the Credit Union. SHF shall be permitted to enter similar arrangements with other lenders provided that the amount of SHF's balance sheet capital remains adequate to fulfill its indemnity obligations for SHF-Indemnified Loans. The obligations of the Parties set forth in this Section shall survive any termination of this Agreement.

F. Exhibit A-2 hereto sets forth the additional loan services to be provided by the Parties pursuant to this Agreement ("Loan Services" and, with the Account Services, the "Services"). The Parties warrant that each will provide the Loan Services in compliance with applicable law, rules, regulations, and current guidance regarding Loans made to CRBs. The Parties agree to undertake reasonable investigation of all information provided by the other Party (directly or through designated third parties), consistent with customary and reasonable loan approval and denial procedures. Each Party will immediately notify the other Party if such Party has reasonable suspicion that there has been false or fraudulent information provided by or on behalf of a prospective or current borrower.

G. The Parties agree that, in consideration of the Loan Services provided by the Credit Union hereunder, the Credit Union shall be entitled to receive the fees as set forth on Exhibits A-3 and A-4 hereto ("Loan Services Fees").

H. Notwithstanding anything herein to the contrary, should any state or federal agency issue any advisory, guidance, order or other determination that Credit Union reasonably interprets to require Credit Union's divesture of all or part of one or more Loans, SHF will use commercially reasonable and expedient efforts to assist in identifying a transferee for such Loan(s) meeting the minimum requirements proposed by Credit Union upon notification from the Credit Union that divestiture is required. Any allocation of gains payable by, or fees or reimbursements chargeable to, Credit Union by SHF with respect to the foregoing will be discussed and negotiated in good faith at the time SHF receives the referenced notice. In complying with the foregoing, SHF agrees to give reasonable priority to such Loan transfer(s) over effectuating new CRB loans with other financial institutions. It is the intent of Credit Union to not sell identified loans at a loss unless state or federal agency requires sale at a loss.

2. **Account Services**:

A. SHF and Credit Union shall provide the services to accounts at the Credit Union held for CRBs ("CRB Accounts") described on Exhibit B-1 (as supplemented by Addendum B-1) to this Agreement ("Account Services" and, with the Loan Services, the "Services"). The Credit Union agrees to refer to SHF all inquiries received from, and referrals of, prospective customers that are CRB entities.

B. In order to effectively service CRB Accounts, SHF shall at all times: (i) employ a supervisor certified in relation to the Bank Secrecy Act (BSA) and ensure that all applicable personnel receive regular training on BSA compliance and emerging issues; and (ii) employ personnel with Automated Clearing House (ACH) compliance expertise, including knowledge of the operating rules and policies promulgated from time to time by National Automated Clearinghouse Association (NACHA).

C. Each party shall: (i) promptly notify the other if it or any of its third-party vendors become aware of any attempt by any person to obtain or use a CRB Account by fraud that may result in a financial loss to a party hereto, including, but not limited to, deposit fraud, provisional credit fraud, unauthorized use, payment network fraud, or fraud committed by an employee or subcontractor ("Program Fraud"); and (ii) reasonably cooperate and engage in any commercially reasonable efforts to prevent, remedy, recover any funds lost to, and locate and prosecute the perpetrator of any Program Fraud. In furtherance of subclause (ii), and except as described in this Agreement, Credit Union agrees that fraud prevention and reimbursement

processes are Credit Union's responsibility, however, fraud prevention and reimbursement processes, evaluations, requirements, timing, and general policies as applied to CRB Accounts will be substantially the same as applied to Credit Union's non-CRB accounts; provided, however, that CRB Accounts may be subject to certain policies and procedures calculated to prevent Program Fraud as described in procedures as agreed by SHF and Credit Union that take into account CRB Account risk profile ("Agreed Upon Fraud Procedures"). SHF shall not be liable to Credit Union for any losses or expenses resulting from Program Fraud; provided, however, that if such loss or expense, or a portion thereof, was directly caused by the failure to act by SHF or its employee, agent, or subcontractor in material compliance with the Agreed Upon Fraud Procedures, then the parties will follow the indemnity process set forth in Exhibit B-1.

D. To compensate Credit Union for the aggregated costs and expenses associated with the CRB Accounts, including but not limited to the costs and expenses related to hosting and servicing such accounts, Credit Union shall receive the fee described in Exhibit B-3 ("Asset Hosting Fee") and the reimbursements described in Exhibit B-3 ("Asset Reimbursement"). Except as expressly provided in Exhibit B-3, SHF shall have no obligation, directly or indirectly, to pay or reimburse Credit Union for any other costs or expenses associated with the CRB Accounts.

E. Credit Union agrees that SHF contractors or employees may make limited access to CRB Accounts in the Credit Union's systems using appropriately secured mechanisms approved by Credit Union. Access levels for SHF contractors or employees shall be determined at the sole discretion of Credit Union, and such access is subject to immediate revocation upon a contractor or employee's violation of any of the terms of this Agreement, federal or state law, or Credit Union policies. SHF agrees to provide Credit Union with timely notice of the separation or termination of SHF employees with access to Credit Union's systems so that Credit Union can verify and take appropriate action to ensure that such employee no longer has access to Credit Union's systems.

F. Subject to the terms and conditions of this Agreement and the Exhibits attached hereto, Credit Union shall provide SHF with the ability to manage the CRB Accounts, including granting access to CRB Account data in its possession upon written request. In furtherance hereof, the Credit Union shall provide SHF with a regular, scheduled download of all CRB Account data to SHF's systems. In connection with any such download, each Party will follow security procedures for the treatment of Confidential Information and Personal Information (each as defined below). The Credit Union will be responsible for the security of transmissions to SHF, including the provision of information free from malware, viruses, worms, and the like. In relation to the foregoing, the Credit Union will transmit any Confidential Information or Personal Information only by means approved by Credit Union from time to time.

G. During the term hereof, SHF and Credit Union agree to collaborate in good faith to: (i) explore potential functionality and integration improvements to the Services and the experience of CRB customers; (ii) minimize technical challenges and maintenance costs; and (iii) increase the speed and reliability of the Program.

H. Fees for Account Services and Loan Services shall be paid as follows:

i. The Credit Union agrees to remit to SHF all account servicing fees, as those fees, previously approved by Credit Union Board of Directors, are set forth in the SHF Account Services Fee Schedule attached as Exhibit B-4. Changes to such schedule shall be provided by SHF to Credit Union's designated agent and: (A) presented for approval to the next occurring in-person meeting of the board of directors of Credit Union; or (B) if delivered by SHF less than 10 days prior to the next occurring in-person meeting of the board of directors of Credit Union, Credit Union may, upon prompt written notice to SHF, delay presentation for approval to the immediately subsequent in-person meeting of the board of directors, which, in either case, approval shall not be unreasonably withheld. Subject to subsection G above, the Parties agree that the fees in the SHF Account Services Fee Schedule must be: (a) capable of being processed in an automated manner using Credit Union's existing systems, without requiring significant additional programming by Credit Union or its vendor(s), the purchase of additional system "add-ons" or modules, or other unreasonable time or expense on the part of the Credit Union; and (b) compliant with all applicable Federal, State and Local laws and regulations.

ii. SHF agrees to pay the Credit Union all Loan Services Fees, Asset Hosting Fees and Asset Reimbursements in the exhibits attached to this Agreement, the same being incorporated into this Agreement and made a part of this Agreement by this reference. The exhibits to this Agreement may be amended upon request by a Party if there is a material change in service offerings, regulatory requirements, or SHF's operating model that results in increased servicing costs to Credit Union or SHF.

iii. Special projects which are beyond the scope of this Agreement shall be billed on a per project basis, as the Parties shall mutually agree in writing, consistent with the rates for time charged for the regular and routine duties rendered by employees of the Parties to this Agreement.

iv. Asset Reimbursements will be paid monthly in arrears upon receipt of invoice. To be eligible for reimbursement of, or to request the direct payment of, third-party vendor expenses, the applicable invoice or billing statement must be submitted by the requesting party to the paying party within a commercially reasonable period not to exceed forty-five (45) calendar days following receipt of the third-party invoice. Any amounts due not paid within thirty (30) days will be subject to a late charge of 1.5% per month. If the Credit Union or SHF dispute an invoice, either as to amount or entitlement, the disputing Party will promptly advise the other Party, in writing, of the specific basis for the dispute and may withhold, in reserve, only that portion in dispute. The undisputed portion must be paid in accordance with this Agreement.

3. Personal Information.

A. SHF agrees that it will not sell, distribute, license or otherwise make use of or disclose Personal Information (as defined below) to any individual or legal entity and will not permit any of its employees, agents, or representatives to do so, except: (i) in the ordinary course of business to carry out the Services; (ii) with the prior written consent of the Credit Union; or (iii) as required or permitted by applicable law. "Personal Information" means all "non-public personal information," as defined under the Gramm-Leach-Bliley Act, as amended from time to time

(the "Act"), of members of the Credit Union received by SHF pursuant to this Agreement. The use of Personal Information is acknowledged by the Parties to be subject to the restrictions of the Act, CFPB Regulation P, the Fair Credit Reporting Act and state privacy regulations.

B. Each Party agrees to comply with all provisions of the federal and state laws and regulations related to the protection of Personal Information, including the Act and NCUA Regulations 748, 748A and 748B that are applicable to SHF as a third-Party provider of the services provided hereunder. Each Party shall implement and maintain commercially reasonable and prudent measures, as determined by each Party in its reasonable discretion, from time to time in accordance with applicable law, including the Act, which are designed to meet the following objectives: (i) to protect the security and confidentiality of Personal Information, (ii) to protect against any reasonably anticipated threats or hazards to the security or integrity of such Personal Information, and (iii) to protect against unauthorized access to or use of Personal Information that could result in substantial harm or inconvenience to the applicable customer of Credit Union. Each Party agrees that it will promptly notify the other Party of any actual or suspected data breach.

C. In the event that a Party experiences a security breach which potentially or actually affects, directly or indirectly, the other Party's Confidential Information, the Party experiencing the breach shall immediately: (1) notify the other Party in writing; (2) utilize reasonable best efforts to take all measures necessary to ensure that the security breach has ceased; (3) investigate the nature, scope and duration of the breach and promptly advise the other Party, in writing, of when, how and why the breach occurred and what Confidential Information was affected; (4) notify and cooperate with law enforcement, if applicable; and (5) reimburse the other Party for all costs and expenses reasonably related to the breach.

4. **Privacy**. Each Party (the "Receiving Party") agrees that all information it receives from the other Party (the "Disclosing Party") to this Agreement with respect to the business, products, services or operations of the Disclosing Party, including, without limitation, account holder and borrower information (collectively "Confidential Information") will be kept confidential and will not be disclosed to third Parties or otherwise used except in connection with the performance of this Agreement, except for (i) disclosures required by law, (ii) information which the Receiving Party receives from another source not known by the Receiving Party to be providing information in breach of a confidentiality agreement, (iii) information which is generally known to the trade or the public at the time of such disclosure or which later becomes generally known to the trade or the public subsequent to the time of disclosure, but not as a result of disclosure by the Receiving Party, (iv) information which is independently developed by the Receiving Party, or (v) information which is approved for release by the Disclosing Party. Appropriate Federal and State supervisory authorities will be allowed full and complete access to all records and other information in SHF's possession or control pertaining to Credit Union if legally requested by said authorities and SHF will provide Credit Union with notice of same.

5. **Relationship of the Parties**. The Agreement shall not be construed as creating an employee/employer, agency, partnership, or joint venture relationship between SHF and the Credit Union. Each Party shall have the obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed under the Agreement and shall be liable for all acts or omissions of its employees and agents in performing their respective obligations hereunder. With regard to the services to be performed pursuant to the terms of this Agreement, it is understood and agreed that the Parties hereto are two separate and distinct legal entities having no business relationship or connection other than the exchange of services under the terms of this Agreement

on an independent contractor basis where the sole rights and responsibilities to one another are set forth under the terms of this Agreement. Neither Party shall have any authority whatsoever to enter any contracts or assume any obligations on behalf of the other.

6. **Designated Third Parties**. SHF may delegate any of its obligations hereunder to a designated third party so long as SHF: (a) uses all commercially reasonable efforts to oversee the designated third party's activities; (b) receives Credit Union's prior written consent as to the delegation of any activities involving SHF's compliance obligations or other tasks that require access to Credit Union systems (c) conducts annual due diligence on such third party in accordance with the Credit Union's vendor management policy attached to Exhibit B-1; and (d) provides all due diligence materials to the Credit Union in a timely manner. SHF shall remain liable for the designated third party's performance pursuant to this Agreement.

7. **Authorization of Authority**. Each Party warrants and represents to the other Party that it has obtained the requisite authorization necessary to enter into this Agreement and its signatures set forth below evidence such authorization and no further authorization is required for such Party to enter and be bound by this Agreement.

8. **Warranty and Hold Harmless**. The Parties warrant and covenant that each will act in accordance with the law applicable to their respective obligations, including, but not limited to, their respective obligations as to Confidential Information and Personal Information. Each Party shall indemnify and hold harmless the other Party for any third-Party damages or losses sustained and reasonable costs and attorneys' fees incurred as a direct and proximate result of a Party's intentional or negligent failure to: (i) comply with applicable laws and regulations, (ii) discharge its duties, or (iii) honor its representations and warranties in this Agreement. The obligations set forth in this paragraph shall survive any termination of this Agreement.

9. **Force Majeure**. No Party shall be held responsible for any delays in, or failure or suspension of service caused by mechanical or power failure, computer malfunction (whether hardware, firmware or software related), strikes, pandemic, labor difficulties, fire, inability to operate or obtain service for its equipment, unusual delay in transportation, acts of God, or other causes reasonably beyond the control of that Party.

10. **Modification**. Except as specifically stated herein, no modification, amendment or waiver shall be binding on the Parties unless made in writing and signed by both Parties. Without limiting the foregoing, the Parties agree that, from time to time, the Parties may elect to modify an exhibit to this Agreement by executing and countersigning an amended version of such exhibit.

11. **Non-Solicitation**. Each Party agrees, in recognition of the time, effort and expense incurred by the other Party in the training and education of its employees, that during the term of this Agreement and for a period of one (1) year after termination of this Agreement, neither Party shall employ any employees of the other Party for any position that involves direct or supervisory duties concerning the underwriting, documentation, application, servicing and/or sale of member business loans or accounts unless otherwise authorized in writing by the other Party.

12. **Waiver**. All rights and duties within this Agreement are material. No waiver of any rights hereunder shall be deemed effective unless in writing executed by the waiving Party. No waiver of any

provision of this Agreement shall be deemed a waiver of a subsequent breach or noncompliance with such provision or a waiver of breach or non-compliance with any other provision. The Parties agree that no failure to exercise, and no delay in exercising, any right hereunder on the part of either Party shall operate as a waiver of any such right. The Parties agree that no single or partial exercise of any right hereunder shall preclude its further exercise.

13. **Default**. In the event either Party is in default of its obligations hereunder, such Party shall be in default and the other Party may, at its option and after sixty (60) days' notice and opportunity to cure, terminate this Agreement and pursue any other remedies it may have. Notwithstanding the foregoing, upon request of either Party following receipt of a notice of default, the Parties agree to comply with the dispute resolution process set forth in Paragraph 22 below. If mediation does not resolve the dispute (or is not applicable) the Parties shall have all the remedies available at law and equity. In the event of dispute over payment, payments not in dispute shall continue to be paid until termination of this Agreement. Either Party shall be in default in the event such Party is determined bankrupt, insolvent or unable to pay its debts in the ordinary course of business, or upon the appointment of a receiver or trustee for the benefit of creditors.

14. **Cross Default.** With regard to the Senior Secured Promissory Note executed by and between Credit Union and SHF on March 29, 2023 ("Note"), in the event of an uncured and continuing default by SHF pursuant to Note, §11(a), Credit Union has the right to withhold payment of any fees due and owing to SHF pursuant to Section 2(H) above in an amount not to exceed the delinquent amount owing under the Note and apply such amount toward the delinquent amounts owing under the Note.

15. **Term and Termination**. This Agreement shall be for an initial term of four (4) years from January 1, 2025. This Agreement shall automatically renew for subsequent periods of two years each, unless notice of non-renewal is provided no later than twelve (12) calendar months prior to the expiration of the then-current term.

    In the event of non-renewal or other termination of the Agreement, the Parties shall, subject to any necessary regulatory approvals, convene to determine a mutually agreeable and effective plan to transfer all customer deposit and loan accounts subject to this Agreement and other Account or Lending Services to one or more alternate providers approved by SHF ("Termination Plan"). The Termination Plan shall incorporate provisions such that, throughout the duration of the Termination Plan, Credit Union shall remain in compliance with applicable law and regulations and its liquidity-based policy ratios (as defined by Credit Union's policy then in effect). Should any customer deposits or loans governed hereunder not be migrated as of termination, the Agreement shall be automatically extended to the end date of the Termination Plan. Any remaining deposit accounts at the end of the Termination Plan may be closed at the sole discretion of the Credit Union. Notwithstanding anything herein to the contrary: (i) the Parties may agree to terminate one or more of the Services without terminating this Agreement; and (ii) SHF may seek and negotiate a transaction resulting in the assumption of all or a portion of the CRB Accounts and Loans. The Credit Union agrees to become a party to such assumption transaction, provided that the assumption transaction complies with all other requirements of this Section, in the Credit Union's reasonable judgment.

16. **Notices**. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in the manner and to the addresses as provided below.

17. **Governing Law.** This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (excluding those pertaining to conflicts of laws), except to the extent specifically required by the laws of any other state which has jurisdiction over this Agreement or the Services provided herein. Each Party hereby submits to the jurisdiction of the state or federal court located in the Denver, Colorado metropolitan area, and waives any objection to venue with respect to actions brought in such courts.

18. **Assignment.** This Agreement shall not be assigned by any Party without the express prior written consent of the other Party, which will not be unreasonably withheld by either Party.

19. **Severability and Interpretation.** If any provision (in whole or in part) of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not affect the validity of the remaining provisions of this Agreement, and the Parties shall substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision. This Agreement shall not be interpreted in favor or against any Party because such Party or its counsel drafted this Agreement.

20. **Parties Bound; Third Party Beneficiary.** This Agreement shall be binding on and inure to the benefit of the contracting Parties and their respective successors and/or assigns when permitted by this Agreement. There are no third-Party beneficiaries. If a regulatory body with jurisdiction over the Credit Union requires the termination, cancellation, amendment, modification, supplement or novation, the Parties agree to negotiate in good faith a mutually satisfactory termination, cancellation, amendment, modification, supplement, or novation of this Agreement that is consistent with the purposes of this Agreement and the requirements of such regulatory body.

21. **Entire Agreement.** This Agreement, together with the exhibits and schedules made part hereof, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and is expressly intended to supersede and substitute for the Original Agreement previously executed by the Parties. The foregoing notwithstanding, nothing herein affects or modifies any current employee manual and procedures of the Credit Union or SHF and, if any such manual or procedure conflicts with the terms of this Agreement, the manual or procedure shall control and the Parties shall amend this Agreement as appropriate. The Parties each agree to provide the other Party with not less than forty-five (45) days' prior written notice of any changes to such manual or procedures that may conflict with the terms of this Agreement; *provided, however*, if such changes, in a Party's reasonable judgment, are determined to be necessary to avoid violation of applicable laws, rules or regulations, then such Party shall be permitted to amend such manual or procedures as are reasonably necessary to bring such manual or procedures into compliance with such laws, rules or regulations, with contemporaneous written notice to the other Party.

22. **Disputes.** In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability, or validity thereof (a "Dispute"), the Party raising such Dispute shall notify the other promptly and no later than sixty (60) days from the date of its discovery of the Dispute. The Parties shall cooperate and attempt in good faith to resolve any Dispute promptly by negotiating between persons who

have authority to settle the Dispute. The proceedings contemplated by this Section shall be as confidential and private to the extent permitted by law; provided, however, that SHF may, in its reasonable discretion, disclose the existence and outcome of such Dispute as it may determine is necessary or advisable under applicable federal law, rules or regulations or the rules of any exchange on which SHF's common stock is then listed for trading. The Parties agree that no services to be provided under this Agreement shall be disrupted as a result of any Dispute while such Dispute is pending between the Parties, except as otherwise provided herein. If, following efforts taken in good faith by the Parties for up to sixty (60) days, the dispute, controversy, or claim is not resolved to the reasonable satisfaction of both Parties, then the Parties shall be entitled to seek such remedies as are available at law or in equity.

23. **Counterparts.** This Agreement may be executed and delivered by the Parties in counterparts, including by electronic signatures, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

24. **WAIVER OF JURY TRIAL.** EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SHF HOLDINGS, INC.	PARTNER COLORADO CREDIT UNION
______________________________	Douglas M. Fagan Douglas M. Fagan (Dec 31, 2024 14:30 MST)
Sundie Seefried, CEO	Douglas M. Fagan, CEO
Address for notices:	Address for notices:
SHF Holdings, Inc. Attn: CEO 1526 Cole Blvd, Suite 250 Golden, CO 80401	Partner Colorado Credit Union Attn: CEO 6221 Sheridan Blvd Arvada, CO 80003
Email: sundie.seefried@shfinancial.org	Email: fagand@partnercoloradocu.org
Date: December 30, 2024	Date: December 30, 2024